Exhibit 99.1

News From:		For Immediate Release

Kaydon Corporation		Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
President and Chief Executive Officer
	(734) 747-7025 ext. 129	http://www.kaydon.com
KAYDON CORPORATION ANNOUNCES THE APPOINTMENT OF JAMES O’LEARY
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
Ann Arbor, Michigan – March 21, 2007
     Kaydon Corporation (NYSE:KDN) today announced the appointment of James O’Leary, 44, to the positions of President and Chief Executive Officer — Elect to be effective March 26, 2007. Mr. O’Leary will continue to serve as a member of the Kaydon Board of Directors, which he joined in 2005.
     Mr. O’Leary was most recently Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc. (NYSE:BZH), one of the nation’s largest homebuilders. Prior to joining Beazer Homes in 2002, Mr. O’Leary was Chairman and Chief Executive Officer of the LCA Group, Inc., a global lighting subsidiary of U.S. Industries, Inc. from 2000 to 2002. He also served as Executive Vice President of U.S. Industries from 1999 to 2002, Senior Vice President and Chief Financial Officer from 1998 to 1999 and Vice President and Corporate Controller from 1995 to 1998. Mr. O’Leary held various positions at Hanson PLC, U.S. Industries’ parent company, from 1993 to 1995 at which time U.S. Industries was spun off from Hanson. Mr. O’Leary was with Deloitte & Touche from 1985 to 1993. He holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration degree from Pace University.
     Mr. O’Leary will succeed Brian P. Campbell, whose retirement as President and Chief Executive Officer effective May 1 was announced under the leadership transition plan in February. In commenting on Mr. O’Leary’s appointment, Mr. Campbell said, “I’m delighted that Jim will be joining Kaydon as its new President and Chief Executive Officer. I have known Jim for eight years and have always been impressed by his well-honed intellect and broad and diverse skills. He brings a wealth of business, operations, and financial experience to Kaydon, and the Board and I enthusiastically welcome his forthcoming contributions to our Company. Jim is uniquely qualified to lead

Kaydon to continue the outstanding growth and shareholder returns which the Company has achieved during the last five years.”
     Mr. O’Leary added, “I am excited by the opportunity to lead the team Brian has assembled and build upon the strong foundation in place at Kaydon. The years ahead will provide many opportunities to create further value for our shareholders. I’m appreciative to Brian and the Board for the opportunity to drive both growth and outstanding shareholder returns well into the future.”
     Reflecting Mr. O’Leary’s new position as an executive officer of Kaydon Corporation, he will no longer serve as the Chairman of the Audit Committee, or be a member of the Compensation Committee. The Board of Directors has appointed Timothy J. O’Donovan as the Chairman of the Audit Committee and a member of the Compensation Committee, and Thomas C. Sullivan as a member of the Audit Committee.
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative energy and aftermarket customers.
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